UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2014

TOKAI PHARMACEUTICALS, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-36620	20-1000967
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Broadway, 14th floor

Cambridge, MA 02142

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (617) 225-4305

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 9, 2014, pursuant to the underwriters’ partial exercise of their option to purchase additional shares of common stock in connection with the initial public offering of Tokai Pharmaceuticals, Inc. (the “Company”), the Company completed the sale of an additional 540,000 shares of its common stock to the underwriters for the Company’s initial public offering at the initial public offering price of $15.00 per share, less underwriting discounts and commissions (the “Option Closing”). After giving effect to the sale of shares in the Option Closing, the total number of shares sold by the Company in its initial public offering increased to 7,020,000 shares, resulting in gross proceeds of approximately $105.3 million, before underwriting discounts and commissions and estimated offering expenses.

BMO Capital Markets, Stifel and William Blair acted as joint book-running managers for the offering. Janney Montgomery Scott acted as co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on September 16, 2014. Copies of the final prospectus relating to this offering may be obtained by contacting: BMO Capital Markets Corp., Attention: Equity Syndicate Department, 3 Times Square, 27th Floor, New York, NY 10036, telephone: (800) 414-3627, email: bmoprospectus@bmo.com; Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, CA 94104, telephone: (415) 364-2720, email: SyndicateOps@stifel.com; or from William Blair & Company, L.L.C., Attention: Prospectus Department, 222 West Adams Street, Chicago, IL 60606, telephone (800) 621-0687, email: prospectus@williamblair.com.

This report shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOKAI PHARMACEUTICALS, INC.

Date: October 9, 2014	By:	/s/ Lee H. Kalowski
Lee H. Kalowski
Chief Financial Officer